Exhibit 1


                       AMENDMENT TO RIGHTS AGREEMENT

            Amendment, dated as of December 1, 1998 (the "Amendment"), between MOBIL CORPORATION, a Delaware corporation (the "Company"), and MELLON BANK, N.A., as rights agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of December 15, 1995 (the "Rights Agreement");

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

            Section 1. Amendment to Definition of "Acquiring Person."
Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, neither Exxon Corporation ("Exxon") nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of December 1, 1998 by and among Exxon, Lion Acquisition Subsidiary Corporation and the Company (as the same may be amended from time to time, the "Merger Agreement"), the execution of the Stock Option Agreement, dated as of December 1, 1998 by and among Exxon and the Company (as the same may be amended from time to time, the "Option Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement and the Option Agreement, as the case may be."

            Section 2. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) and replacing such word with "," and by adding the following at the end of clause (iii): "or (iv) the Effective Time of the Merger. For purposes of clause (iv) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to
Section 1.01(b) of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

            Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

            Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                                   * * *


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                               MOBIL CORPORATION


/s/ Samuel H. Gillespie III           By  /s/ Lucio A. Noto
-------------------------------          -----------------------------------
Name:  Samuel H. Gillespie III           Name:  Lucio A. Noto
Title: Senior Vice President             Title: Chairman and Chief Executive
          and General Counsel                      Officer


Attest:                               MELLON BANK, N.A.
                                         as Rights Agent


 /s/ Hugh M. Ross                         /s/ Barbara Y. Hall
______________________________        By ___________________________________
Name:  Hugh M. Ross                      Name:  Barbara Y. Hall
Title: Associate Counsel                 Title: Group Vice President